Exhibit 5.1

Board of Directors

Mural Oncology public limited company

Ten Earlsfort Terrace

Dublin 2

D02 T380

Ireland

13 November 2024

Re:	Mural Oncology Public Limited Company

1.	Basis of Opinion

We are acting as Irish counsel to Mural Oncology public limited company, a public company limited by shares, incorporated under the laws of Ireland, company number 605282, with its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland (the “Company”) in connection with the registration statement on Form S-3 (together with any amendments or supplements thereto, the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) on 13 November 2024 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering, issuance and sale by the Company, from time to time on or after the date of this Opinion, of up to $300,000,000 in aggregate of:

(a)	ordinary shares, nominal value US$0.01 per share (the “Ordinary Shares”);

(b)	preferred shares, nominal value US$0.01 per share (the “Preferred Shares” and, together with the Ordinary Shares, the “Shares”);

(c)	senior or subordinated debt securities of the Company (the “Debt Securities”);

(d)	subscription rights of the Company representing rights to purchase Ordinary Shares, Preferred Shares or other securities of the Company (the “Subscription Rights”);

(e)	warrants of the Company to purchase Ordinary Shares, Preferred Shares or Debt Securities (the “Warrants”); and/or

(f)

units consisting of any combination of Ordinary Shares, Preferred Shares, Debt Securities, Subscription Rights or Warrants in one or more series, in any combination (the “Units” and, together with the Shares, the Debt Securities, the Subscription Rights and the Warrants, the “Securities”),

pursuant to the terms of the Registration Statement, the base prospectus contained in the Registration Statement (the “Base Prospectus”), and any amendments or supplements thereto.

1.2	We understand that:

(a)

the Debt Securities, either individually or in combination with other Securities, may be issued under one or more separate indenture(s) to be entered into between the Company, as issuer, and one or more trustees, if any (the “Indenture(s)”);

(b)

the Subscription Rights, either individually or in combination with other Securities, may be issued under a separate subscription rights agreement to be agreed by and entered into between the Company and a bank or trust company to be named, as subscription agent (the “Subscription Rights Agreement”);

(c)

the Warrants, either individually or in combination with other Securities, may be issued under a separate warrant agreement to be agreed by and entered into between the Company and a bank or trust company to be named, as warrant agent (the “Warrant Agreement”); and

(d)

the Units may be issued under a separate unit agreement to be agreed by and entered into between the Company and a bank or trust company to be named, as unit agent (the “Unit Agreement” and, together with the Indentures, Subscription Rights Agreement and the Warrant Agreement, the “Governing Documents”).

1.3

This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of, and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.4	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

1.5	We have examined:

(a)	the documents listed in the schedule (the “Schedule”) to this Opinion (the “Documents”);

(b)	the searches listed at paragraph 1.8 below (the “Searches”); and

(c)	such other documents and records as we have deemed necessary to enable us to render the opinions set forth below.

1.6	No opinion is expressed as to the taxation consequences of the issuance of any Securities.

1.7	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by e-mail in pdf or other electronic format.

1.8	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 13 November 2024:

(a)

on the file of the Company maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in the last two years.

1.9	This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof).

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to allot and issue the Shares.

2.2

The Shares, when allotted and issued against due payment therefor in accordance with all necessary corporate action of the Company, shall be validly issued, fully paid up and non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issuance of such Shares).

2.3

The Debt Securities, Subscription Rights, Warrants and Units, when (a) issued in accordance with all necessary corporate action of the Company, (b) if appropriate, authenticated in the manner set forth in the applicable Governing Document, (c) delivered against due payment therefor, and (d) the applicable Governing Document has been duly authorised, executed and delivered by the Company and the other parties thereto, will be duly authorised, validly issued and binding obligations of the Company.

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Securities

3.1

That, when filed with the SEC, the Registration Statement will not differ in any material respect from the final draft that we have examined and that before any Securities are offered, issued and sold, the Registration Statement and any amendments to the Registration Statement (including post-effective amendments) will have become effective under the Securities Act.

3.2	That the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law.

3.3

That, if the Securities are to be issued and/or sold pursuant to a definitive purchase, subscription, underwriting or similar agreement (including but not limited to any Subscription Rights Agreement, Warrant Agreement or Unit Agreement), such agreement will have been duly authorised, executed and delivered by the Company and the other parties thereto.

3.4

That, at the time of any issuance of any Shares, the Company will have sufficient authorised but unissued share capital not otherwise reserved for issuance to allot and issue the required number of Shares, and the Company will not have prior to, or by virtue of, such issuance, exceeded or exceed the maximum number of Shares (as the case may be) permitted to be allotted issued pursuant to the Constitution or the Companies Act 2014, as amended (the “Companies Act”).

3.5

That, at the time of any issuance of any Debt Securities, Subscription Rights, Warrants or Units exercisable or convertible into Shares, in whole or in part (together, the “Convertible Securities”), the Company will have sufficient authorised but unissued share capital not otherwise reserved for issuance to allot and issue the required number of Shares, the Company will not have prior to, or by virtue of, such issuance, exceeded or exceed the maximum number of Shares (as the case may be) permitted to be allotted issued pursuant to the Constitution and the Companies Act and that the board of directors of the Company (the “Board”), or any appropriate committee appointed thereby, will have the valid authority to allot and issue such Shares on a non-pre-emptive basis.

3.6

That the issuance of any Shares upon the conversion, exchange and exercise of any of the Convertible Securities will be conducted in accordance with the terms and the procedures described in the Constitution, the Companies Act and the terms of issuance of such Convertible Securities.

3.7

With respect to Shares or Convertible Securities issued in reliance upon the authority of the Company to allot and issue the Shares pursuant to Articles 11 and 12 of the Constitution (the “Existing Authorities”), such Existing Authorities are in full force and effect.

3.8

With respect to Shares or Convertible Securities issued on or after the date of expiry of the Company’s Existing Authorities, that the Company will have renewed (through one or more subsequent renewals) the Existing Authorities or their successor authorities sufficient to authorise the issue of the Shares and/or Convertible Securities in accordance with the terms and conditions set out in the Constitution and the Companies Act for the remainder of the period that the Registration Statement will continue in effect.

3.9

That at the time of any issuance of the Securities after the date of this Opinion, the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Securities and that such Securities will have been duly executed, authenticated (if applicable), issued and delivered against payment therefor in accordance with the terms of the applicable Governing Document (as applicable) and in the manner contemplated by the applicable prospectus and that such Governing Documents will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.10

That, at the time of any issuance of any Securities, the Company validly exists under the laws of Ireland and has the necessary corporate power and authority to issue such Securities and to execute and deliver any applicable Governing Document.

3.11

That any issuance of Securities will be in compliance with the Companies Act, the Irish Takeover Panel Act 1997, Takeover Rules 2022, and all applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations.

3.12

That all Securities issued and sold pursuant to the Registration Statement will be issued and sold in compliance with all applicable laws (other than Irish law), including applicable U.S. federal and state securities law and, if applicable, in accordance with the terms of the relevant Governing Documents.

3.13	That when entered into, the Indenture(s) will not differ in any material respect from the final drafts that we have examined.

3.14

That any applicable Governing Document will have been duly authorised, executed and delivered by the parties thereto (other than the Company), as applicable, and constitute legally valid and binding obligations on the parties thereto (other than the Company), enforceable against each of them in accordance with its terms.

3.15

That the terms of the Securities will have been established so as not to, and that the execution and delivery by the Company of, and the performance of its obligations under, the Governing Documents, will not violate, conflict with or constitute a default under:

(a)	the Constitution;

(b)	any agreement, instrument, undertaking, arrangement, deed or covenant affecting the Company or its properties or to which the Company is a party or otherwise bound or subject;

(c)	any law, rule or regulation to which the Company or its properties is subject; any judicial or regulatory order or decree of any governmental authority; or

(d)	any consent, approval, license, authorisation or validation of, or filing, recording or registration with, any governmental authority.

3.16

That, at the time of any issuance of any Securities, the Board has taken all necessary corporate action, including the adoption of a resolution or resolutions of the Board in form and content as required by applicable law, to approve the issuance and terms of the Securities, the consideration to be received therefor, the applicable Governing Documents, if any, and the execution thereof, and related matters and no other corporate or other action has been taken by the Company to amend, alter or repeal those resolutions and that the relevant resolutions are in full force and effect (the “Authorisation”).

3.17

That any power of attorney granted by the Company in respect of the issuance and allotment of the Securities shall have been duly granted, approved and executed in accordance with the Constitution, the Companies Act, the Powers of Attorney Act 1996 of Ireland and all other applicable laws, rules and regulations.

3.18

That the Shares will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issuance of the Shares of cash at least equal to the nominal value of such Shares and that, where Shares are issued without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such

Shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by section 1027(1) of the Companies Act (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by sections 82(6) and 1043(1) of the Companies Act) or issued in accordance with section 1028(2) of the Companies Act.

3.19

That the Registration Statement and the Base Prospectus do not constitute (and is not intended/required to constitute) a prospectus within the meaning of Part 23 of the Companies Act and to the extent that any offer of Securities is being made to investors in any member state of the European Union, the obligation to prepare and publish a prospectus pursuant to Irish prospectus law, or in particular pursuant to the European Union (Prospectus) Regulations 2019 of Ireland, as amended and/or Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended, on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market of the EEA, does not arise.

3.20

That the Securities will have been duly authorised, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Constitution, applicable law, applicable Governing Documents, if any, and the Authorisation.

Authenticity and Bona Fides

3.21

The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, agreements, authorisations and all other documents of any kind submitted to us as originals or copies of originals (and, in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete documents have been submitted to us that the originals of such documents are identical to the last draft of the complete documents submitted to us.

3.22

That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

3.23

That there is, at the relevant time of the allotment and issuance of the Securities, no matter affecting the authority of the directors to allot and issue the Securities, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion.

3.24

That each director of the Company has disclosed any interest which he or she may have in the Transaction in accordance with the provisions of the Companies Act and the Constitution and none of the directors of the Company has any interest in the Transaction except to the extent permitted by the Constitution.

3.25

The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the Company and its respective officers, employees, agents and (with the exception of Arthur Cox LLP) advisers and that the Company will issue the Securities in good faith, for its legitimate and bona fide business purposes.

3.26

That the Constitution effective as of 26 October 2023 is the current constitution of the Company, is up to date and has not been amended or superseded and that there are no other terms governing the Shares or any other Securities other than those set out in the Constitution.

Solvency and Insolvency

3.27

That (i) the Company is at the date of this Opinion and the date of issue of any Securities solvent and able to pay its debts within the meaning of section 570 of the Companies Act at such time and immediately after the execution and delivery of the relevant transaction; (ii) the Company will not as a consequence of doing any act or thing which the Transaction contemplates, permits or requires, be unable to pay its debts within the meaning of section 570 of the Companies Act; (iii) no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to the Company or any “related company” (within the meaning of the Companies Act, each a “Related Company”) or any of its or their assets or undertakings; (iv) no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any similar or analogous procedure in any jurisdiction has been presented in relation to the Company or any Related Company and (v) no insolvency proceedings have been opened or been requested to be opened in relation to the Company or any Related Company in Ireland or elsewhere.

3.28

That no proceedings have been instituted or injunction granted against the Company to restrain it from issuing the Securities and the issue of any Securities would not be contrary to any state, governmental, court, state or quasi-governmental agency, licensing authority, local or municipal governmental body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement.

Accuracy of Searches and Warranties

3.29

The accuracy and completeness of the information disclosed in the Searches referred to in paragraph 1.8 above and that such information has not since the time of such search or enquiry been altered. In this connection it should be noted that:

(a)	the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for;

(b)	the position reflected by the Searches may not be fully up-to-date; and

(c)

searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company or its assets.

3.30

The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Corporate Certificate (as defined in the Schedule hereto) at the time they were made and at all times thereafter.

Commercial Benefit

3.31

That the Documents have been and the Governing Documents will be (as applicable) entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

Financial Assistance and Connected Transactions

3.32

That the Company is not, by issuing any Securities or performing its obligations under any Governing Document, providing financial assistance for the purpose of an acquisition (by way of subscription, purchase, exchange or otherwise) made or to be made by any person of any shares in the Company which would be prohibited by section 82 of the Companies Act.

3.33

That none of the transactions contemplated by the Registration Statement is prohibited by virtue of section 239 of the Companies Act, which prohibits certain transactions between companies and its directors or persons connected with its directors.

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

General Matters

4.1

A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of any document entered into in connection with the issue of any Securities pursuant to the Registration Statement, including any Governing Document (the “Transaction Documents”) have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.2	No opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under any Transaction Document.

4.3	No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents.

Sanctions

4.4

If a party to any Transaction Document or to any transfer of, or payment in respect of, any Transaction Document or a recipient of any Securities is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Transaction Documents or in respect of the relevant transfer or payment or Security may be unenforceable or void.

5.	Disclosure

This Opinion is addressed to you in connection with the registration of the Securities with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC and any amendments thereto. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under section 7 of the Securities Act.

6.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law or interpretation of law, fact or circumstances referred to or relied upon in the giving of this Opinion which may occur after the date of this Opinion.

Yours faithfully

/s/ ARTHUR COX LLP

ARTHUR COX LLP

SCHEDULE 1

1.	A copy of the Registration Statement.

2.	A copy of the Base Prospectus.

3.	Form of Indenture for the senior debt securities, to be entered into on or after the date hereof between the Company (as issuer), and the trustee.

4.	Form of Indenture for the subordinated debt securities, to be entered into on or after the date hereof between the Company (as issuer), and the trustee.

5.	The results of the Searches.

6.	A certificate of the Secretary of the Company dated 13 November 2024 (the “Corporate Certificate”) certifying and attaching, among other things, copies of:

(a)	the certificate of incorporation of the Company dated 31 May 2017;

(b)	the certificate of change of name of the Company given on 3 April 2023;

(c)	the certificate of incorporation for the re-registration of the Company as a public limited company given on 21 August 2023;

(d)	the memorandum and articles of association of the Company as adopted by resolution of the shareholder of the Company on 26 October 2023 (the “Constitution”); and

(e)	resolutions of the Board approving the filing of the Registration Statement and related matters.

7.	A copy of the letter of status from the Irish Companies Registration Office dated 11 November 2024.